Exhibit 99.03

MacroSolve Sells Illume Mobile Business Unit to DecisionPoint Systems

Receives stake in DecisionPoint and focuses operations on Intellectual Property strategy

TULSA, OK- August 06, 2012--  In a major development of the Company, MacroSolve, Inc. (PINKSHEETS: MCVE) (OTCQB: MCVE) ("MacroSolve" or the "Company"), focused on intellectual property licensing and patent enforcement in the mobile app market development space, today announced that effective July 31, 2012 it has sold the assets of its Illume Mobile business unit, which develops and delivers mobile applications, to DecisionPoint Systems, Inc. (OTCBB:DPSI), a leading provider of enterprise mobility and RFID solutions.

MacroSolve sold the Illume Mobile assets to DecisionPoint for $250,000 in cash and approximately $750,000 of DecisionPoint stock, and an agreement by DecisionPoint to pay ongoing patent royalties on current and future sales of apps based upon MacroSolve’s patent No. 7,822,816.  In addition, MacroSolve may earn up to an additional $500,000 in cash upon certain net revenue milestones being reached by DecisionPoint relating to the Illume Mobile assets.

As a result of this sale, MacroSolve will own approximately 8% of DecisionPoint common stock on the date of closing. DecisionPoint has expressed that it will continue to operate the Illume Mobile assets and retain the majority of its employees in Tulsa, Oklahoma where MacroSolve is headquartered.

The combination of the Illume Moble app development and sales skill sets with the large existing base of DecisionPoint customers and DecisionPoint’s ability to reach into the Fortune 1000 enterprise customer base creates a strong synergistic opportunity for future value for both companies.

“The sale of Illume Mobile enabled MacroSolve to spin off cash flow dilutive operations while maintaining the Company’s focus on patent enforcement and licensing, both of which have proven to generate high margin revenues for MacroSolve,” stated MacroSolve CFO, Kendall Carpenter. “We believe owning a nearly 8 percent stake in DecisionPoint is an asset that has growth potential. Through this sale, we are bringing to Tulsa a world-class employer in DecisionPoint, which will use Tulsa as one of its main operating centers.”

Jim McGill, Executive Vice Chairman of MacroSolve commented, “MacroSolve’s shareholders will benefit from increasing value of DecisionPoint stock as well as ongoing monetization of MacroSolve’s intellectual property. DecisionPoint has the resources to execute larger enterprise level contracts for mobile apps based upon our technology. This positions us to continue to benefit from this transaction long term. We will also look for additional partners with which to further monetize our intellectual property. By focusing on intellectual property and patent enforcement, we enhance MacroSolve’s capacity for building shareholder value with a business model that offers low operational expenses with strong cash flows and higher operating margins. Our patent is truly foundational to the mobile apps marketplace and we believe we will continue to unlock its value.”

As of March 31, 2012, MacroSolve had nineteen legal proceedings open against 34 alleged infringers of its patent No. 7,822,816. The Company has already settled with prejudice pursuant to a settlement agreement with 21 companies it had previously filed against.

About MacroSolve

MacroSolve, Inc. holds patent #7,822,816, a platform technology that is foundational to the mobile app marketplace. MacroSolve monetizes its intellectual property portfolio through licensing and patent enforcement in the mobile app market development space, which is projected to become a $100 billion market in 2015 according to Research2Guidance.

Safe Harbor Statement

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in our publicly filed reports. Factors that could cause these differences include, but are not limited to, the acceptance of our products, lack of revenue growth, failure to realize profitability, inability to raise capital and market conditions that negatively affect the market price of our common stock. The Company disclaims any responsibility to update any forward-looking statements.

Contact Information

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info@macrosolve.com